PROSPECTUS SUPPLEMENT                           Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated April 16, 2003)                 Registration No. 333-103610




                               BIOPURE CORPORATION

                      Up to 833,334 Shares of Common Stock
               Warrants to Purchase 166,667 Shares of Common Stock



                              --------------------


         The purpose of this prospectus supplement is to provide supplemental information regarding Biopure Corporation in connection with the offering of 833,334 shares of its Class A common stock and warrants to purchase 166,667 shares of its Class A common stock as described in Biopure's prospectus dated April 16, 2003. Our Class A common stock is quoted on The Nasdaq National Market under the symbol "BPUR". On May 2, 2003, the last reported sales price of our common stock on The Nasdaq National Market was $3.75 per share.

         This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the accompanying prospectus, including any amendments or supplements thereto. You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

         See "Risk Factors" beginning on page 3 of the prospectus to read about risks that you should consider before buying shares of Biopure's common stock or warrants to purchase its common stock.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

                              --------------------

             The date of this Prospectus Supplement is May 5, 2003.


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                                TABLE OF CONTENTS

Prospectus Supplement

PLAN OF DISTRIBUTION.........................................................S-1

Prospectus

ABOUT THIS PROSPECTUS..........................................................2

BIOPURE CORPORATION............................................................2

RISK FACTORS...................................................................3

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION....................12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.........................................................12

DESCRIPTION OF COMMON STOCK...................................................22

DESCRIPTION OF WARRANTS.......................................................22

WHERE YOU CAN FIND MORE INFORMATION...........................................23

USE OF PROCEEDS...............................................................24

PLAN OF DISTRIBUTION..........................................................24

LEGAL MATTERS.................................................................27

EXPERTS.......................................................................27



                              PLAN OF DISTRIBUTION

         We intend to sell an aggregate of up to 833,334 shares of our Class A common stock at a price of $3.60 per share (the average of the closing prices on The Nasdaq Stock Market for the five trading days preceding the sale) directly to several investors for aggregate proceeds, before expenses, of up to approximately $3,000,000. Each investor will receive a warrant to purchase a share of our Class A common stock for every five shares purchased. The warrants have an exercise price of $3.96 per share, subject to customary anti-dilution provisions, and have a term of five years, except that at any time on or after November 5, 2005, we may deliver notice to the holders of the warrants requiring them to exercise their warrants within the next twenty business days. We can deliver such a notice only if the average of the daily volume weighted average price per share of the Class A common stock over the ten consecutive trading days immediately preceding our notice is more than twice the exercise price of the warrants. Warrants that are not exercised during those twenty business days will be void.


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